UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): July 31, 2007

CAMELOT ENTERTAINMENT GROUP, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-30785	52-2195605
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

2020 Main Street Suite 990 Irvine CA	92614
(Address of principal executive offices)	(Zip Code)

(949) 777-1090

(Issuer telephone number)

(Former name, if changed since last report)

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

     On July 31, 2007, the Company’s Board of Directors formally accepted the resignation of Jane Olmstead as a member of the Board of Directors. Ms. Olmstead will remain with the Company as a consultant. Ms. Olmstead had originally submitted her resignation to the Company on May 31, 2007, following a request from the Board of Directors. As a result of her resignation, Ms. Olmstead will no longer be eligible to serve on the Audit Committee.

     On July 31, 2007, the Company’s Board of Directors formally accepted the resignation of Rounsevelle Schaum as a member of the Board of Directors. Mr. Schaum will remain with the Company as a financial consultant and as a member of the Company’s Advisory Board. Mr. Schaum had originally submitted his resignation to the Company on May 31, 2007, following a request from the Board of Directors.

These resignations were requested by the Board of Directors in order to make board seats available in compliance with certain financial transactions currently under negotiation. It is anticipated that the newly created vacancies on the Board of Directors will be filled when board elections occur at the annual stockholders meeting this fall.

Neither resignation was the result of any disagreement or any other type of dispute between Ms. Olmstead, Mr. Schaum and the Board of Directors and/or the Company.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto authorized.

Camelot Entertainment Group, Inc.

Date: July 31, 2007	By:	/s/ Robert P. Atwell
Robert P. Atwell
CEO